Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-256826) and Form S-8 (File No. 333-239960) of our report dated March 31, 2022, with respect to the audited consolidated financial statements of Power REIT (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ MaloneBailey, LLP

Houston, Texas

March 31, 2022